Exhibit 10.2

BILL OF SALE

I, Daniel Okelo, of PO Box 38990 – 00100, Nairobi, Kenya, in consideration of the payment of $1 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby sell and transfer to Limitless Products Inc. a 100% right, title and interest in and to the WarpSpeedTaxi computer and mobile device application now in development, including, without limitation, the current work-in-progress version of application, including, without limitation, the domain name www.warpspeedtaxi.com; the current website and application front-end and back-end content and software; all related intellectual property rights, logos, customer lists and agreements, email lists, passwords, and usernames and trade names; and all incorporated technology.

DATED: January 14, 2021

/s/ Daniel Okelo

Daniel Okelo